Exhibit 10.21

Employment AGREEMENT

This Employment Agreement (the “Agreement”) is made as of August 3, 2018 (the “Effective Date”) between Jerash Holdings (US) Inc., with an address of Jerash Holdings (US), Inc. 147 W. 35th Street, Room #1603 New York, New York 10001 (“Company”), and Karl Brenza with and address at 112B Nottingham Road, Bedford Hills, NY 10507 who shall become an employee of the Company (“Employee”) (Company and Employee are each a “Party” and collectively the “Parties”).

Whereas, Employee has in-depth knowledge of the Company.

Whereas, the Company desires to retain Employee to provide a wide range of tasks, in accordance with the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises, mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Services. Employee shall serve as Head of U.S. Operations of the Company and will provide high level managerial, financial and operational services to the Company as further described in Attachment A - (the “Services”) some or all of which may be performed as agreed by company management. Employee’s name shall be included in the corporate D&O insurance policy.

2.           Appointment; Term. The Company hereby appoints Employee and Employee hereby accepts appointment as an independent Employee for the Company, subject to the terms and conditions of this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for twelve (12) months (the “Term”). This Agreement shall automatically renew for subsequent one (1) month terms unless terminated by either Party.

3.           Use of the Company Facilities, Equipment. Employee shall have a dedicated workspace, equipment, computer, business software, databases and other key items for Employee to perform the Services at the Company offices for performance of the Services. The Company may authorize use of certain Company facilities and services, including, but not limited to its corporate headquarters and Company equipment related to authorized projects, as long as such use does not interfere with the day-to-day operations of the Company.

4.           Ownership of Work Product. All work product developed by Employee, in whole or in part, either alone or jointly with others, during the Term and any subsequent renewal term, which may relate in any manner to the actual or anticipated business, work, research or development of the Company, or which result, to any extent, from the Services performed by Employee for the Company, or use of the Company’s Confidential Information (as defined below), will be the sole property of the Company.

5.           Compensation. Employee shall initially be paid $10,000.00 USD per month for Services the Company may reasonably request, to be paid in the following manner:

Fees payable in advance on a monthly basis by the Company into an account nominated by the Employee in writing within 10 days’ of -receipt of an invoice issued at the end of each month by the Employee with an initial retainer in the amount of $10,000.00 due at the time of executing this agreement.

In addition, Employee shall be issued 100,000 10-year warrants with an exercise price equal to the NASDAQ closing price the day prior to the date of execution of this Agreement. The options shall vest as follows: one-third upon execution of this agreement, one-third after 6 months and one-third after twelve months. The warrants will be provided for in a separate Warrant Agreement and will include a cashless exercise provision, standard anti-dilution provisions and such other provisions as are standard for a warrant of this nature. The parties agree to negotiate the Warrant Agreement in good faith and execute the Warrant Agreement concurrently with this Agreement.

It is anticipated that Employee will jointly hold an ownership position and title with a Jordanian Consulting Company with other Jerash executives among other ownership parties. In addition, it is anticipated that Employee will concurrently work for an investment bank that may perform investment banking services for the Company for compensation, of which Employee may participate. Such compensation will be in accordance which standard industry practices and Employee will not be involved in the decision- making process in the Company’s selection of investment banks for various services unless Employee’s investment bank is not part of the selection process.

6.           Expenses. Company shall promptly reimbursement Employee for travel related expenses incurred in the ordinary course of providing services outlined in this agreement. Reimbursable expenses shall not be limited to but shall include costs of airfare, hotels, business meals when traveling, and mileage reimbursement. Employee shall provide a formal accounting of all expenses including receipts on a monthly basis for approval and payment. Payment will be deposited into an account nominated by the Employee in writing within 30 days after submission.

7.           Termination. This Agreement shall automatically renew unless terminated by either Party. This Agreement may be terminated upon mutual written consent of the Employee and Company. At any time after the twelve (12) months hereof, the Company or Employee may terminate this Agreement (a) upon thirty (30) days’ prior written notice to the Company or (b) immediately, at the Employee’s option, if Employee is subject to materially diminished duties or responsibilities. The Company may terminate this Agreement without prior notice and without further obligation for reasons of gross negligence or willful misconduct by Employee.

8.           Notices. All notices and other communications required hereunder must be in writing and shall be deemed to have been duly given only when personally delivered or deposited in the US Postage Service, postage prepaid for first class delivery, as follows:

If to the Company:

Jerash Holdings (US), Inc.
19/F, Ford Glory Plaza
37-39 Wing Hong Street
Cheung Sha Wan, Kowloon
Hong Kong

Attn: Choi Lin Hung

If to Employee:

Karl Brenza

112B Nottingham Road

Bedford Hills, NY 10507

or to such other addresses as either party hereto shall furnish to the other by notice given in accordance with this section. Unless otherwise specified herein, such notices or other communications shall be deemed received (i) the date delivered, if delivered personally, and (ii) five (5) days after being sent, if sent via first class mail.

9.           Confidentiality; Non-competition.

A.           Unless agreed by the Chairman of the Company for specific purposes including M&A interactions or investor due diligence, Employee shall keep secret and retain the confidential nature of all Confidential Information (as defined herein) belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request. Employee shall not at any time, whether before or after the termination of this Agreement, use, copy, disclose or make available any Confidential Information (as defined herein) to any corporation, governmental body, individual, partnership, trust or other entity (a “Person”); except that Employee may use, copy or disclose to any Person any Confidential Information (as defined herein) (i) to the extent required in the performance of the Services, (ii) to the extent it becomes publicly available through no fault of Employee, (iii) to the extent Employee is required to do so pursuant to applicable law or court order, and (iv) which he, his legal counsel, or any executive or employee of the FINRA member firm by which he is employed, believes is necessary for the discharge of his, its, or their legal and regulatory obligations.

B.           For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the affairs and operations of the Company that is not generally available to the public and that the Company desires to keep confidential, including, but not limited to, trade secrets, inventions, financial information, information as to customers, clients or patients, and suppliers, sales and marketing information, and all documents and other tangible items relating to or containing any such information. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

C.           All Confidential Information disclosed or made available by the Company to Employee shall at all times remain the personal property of the Company and all documents, lists, plans, proposals, records, electronic media or devices and other tangible items supplied to Employee that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of this Agreement for whatever reason or sooner upon demand. Notwithstanding the foregoing, Employee and any FINRA member firm to which Employee disclosed Confidential Information pursuant to Section 9(A), may retain copies of any Confidential Information or derivatives thereof if Employee or the FINRA member firm believes such retention is necessary to comply with his, or its legal and regulatory obligations.

D.           Employee acknowledges that a breach of the provisions of this Section 7 shall cause irreparable harm to the Company for which it will have no adequate remedy at law. Employee agrees that the Company may, in its sole discretion, obtain from a court of competent jurisdiction an injunction, restraining order or other equitable relief in favor of itself restraining Employee from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy which the Company may have in law or in equity.

E.           The confidentiality, non-competition and non-solicit obligations set forth herein shall survive for a period of six (6) months after the termination or expiration of this Agreement.

10.          Indemnification. Employee and Company shall mutually indemnify, defend (with counsel chosen by the Company), and hold each other harmless from and against any and all claims, losses, damages, liabilities, actions, costs and expenses, including, but not limited to, reasonable legal fees and expenses, paid or incurred by the other party and arising directly and indirectly out of: (i) any breach of this Agreement by the either party, (ii) any breach by either party of written policies or standards for the Company or (iii) any other act or omission of either party.

11.          Miscellaneous.

A.           Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of New York and the federal laws of the United States applicable therein, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Employee and the Company hereto specifically consent and agree that the venue of any such action shall be in the courts of the State of New York, County of Onondaga and each of Employee and the Company hereby waive any claim that such venue is an inconvenient forum for the resolution of such proceeding.

B.           Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto and supersedes any prior agreement or understanding, whether oral or written, between the Parties hereto with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the Parties hereto.

C.           Assignment. This Agreement may not be assigned by either Party without the prior written consent of a duly authorized officer of the other Party. The merger or consolidation of a Party, or the sale of all or substantially all of the assets or shares of a Party hereto, shall not be deemed an assignment of this Agreement.

D.           Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or email, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

E.           Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

In Witness Whereof, the Parties have entered into this Consulting Agreement as of the Effective Date set forth above.

Jerash Holdings (US), Inc.

By:	/s/ Choi Lin Hung
Name:	Choi Lin Hung
Title:	President and Chief Executive Officer

Employee

By:	/s/ Karl Brenza
Name:	Karl Brenza
Title:	Head of U.S. Operations

Exhibit A — Services

Broad management responsibilities including US operational management, strategic planning, financial management and Investor management in conjunction with the Head of Jordan Operations and the CFO including the items below:

1.	Assist with Corporate governance initiatives to ensure compliance with Nasdaq listing requirements

2.	Assist with Annual Shareholders Meetings

3.	Assist with Board Meetings and coordinate board communications

4.	Seek to identify and secure new United States or global brands for new contract manufacturing relationships, be available to meet with new and existing customers

5.	Work on investor outreach and communication

6.	Develop List of shareholders with emails to maintain communication with current shareholders, updating and/or creating Company marketing materials, presenting in non-deal roadshows, establishing a stock overhang strategy and attracting research coverage

7.	Assist with Bell Ringing Ceremony

8.	Manage the Company’s outside professional relationships in the US

9.	Assist with Annual Shareholder Letter, future press releases and related schedule

10.	Assist in budgeting and planning for new customers and corresponding plant expansion

11.	Assist in new potential M&A evaluations

12.	Evaluate dividend payment options

13.	Evaluate social media and general/broad solicitation tools to improve company exposure